Exhibit 10.7

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of August 31, 2018 (the “Effective Date”), is made by and between NRG Energy, Inc., a Delaware corporation (“Service Provider”), and NRG Yield, Inc., a Delaware corporation (the “Company”).  Each of Service Provider and the Company may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS:

A.                                    Service Provider and NRG Repowering Holdings LLC, a Delaware limited liability company (“Repowering” and, together with Service Provider, “Sellers”) and GIP III Zephyr Acquisition Partners, L.P., a Delaware limited partnership (“Buyer”), have entered into that certain Purchase and Sale Agreement dated as of February 6, 2018 (the “Purchase Agreement”), whereby Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase from Sellers, one hundred percent (100%) of the equity interests in Zephyr Renewables LLC, a Delaware limited liability company, which in turn owns a controlling interest in the Company.

B.                                    The execution and delivery of this Agreement is a condition precedent to the obligations of Sellers and Buyer to consummate the transactions contemplated by the Purchase Agreement.

C.                                    Following the Closing, the Company desires to secure certain services from Service Provider and Service Provider is willing to make available to and permit the Company to utilize the services of Service Provider in the performance and handling of certain matters in return for compensation paid by the Company to Service Provider under the terms of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Service Provider and the Company agree as follows:

1.                                      Definitions.  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement.

2.                                      Scope of Services and Additional Services.

(a)                                 Service Provider or its Affiliates shall furnish to the Company the services designated on Attachment A (as such Attachment A may be amended or supplemented pursuant to the terms of this Agreement, the “Services Attachment”) and such additional services as set forth herein (collectively, the “Services”) for the respective periods and for the respective consideration set forth in this Agreement and on the Services Attachment.

(b)                                 Unless otherwise agreed by the Parties, the Services will only be provided in the United States and shall only be provided in connection with the business and operations of the Company.  Service Provider shall provide the Services at Service Provider’s offices in Princeton, New Jersey, Houston, Texas and such other locations as reasonably necessary to provide the Services listed on the Services Attachment.  Service Provider shall provide the

Services in a manner and at a level that is consistent with, applicable Law and Prudent Industry Practices and that is in accordance with any applicable specifications and limitations set forth on the applicable Services Attachment.

(c)                                  In the event one or more of the individuals performing the Services on behalf of Service Provider is terminated by Service Provider or terminates their employment with Service Provider, Service Provider shall replace such employee with another employee who has the necessary skills, background and experience required to perform the applicable Service. In the event one or more of the individuals performing the Services on behalf of Service Provider transfers his or her employment to the Company and as a result, such employee is providing Services previously provided by Service Provider directly to the Company, the Annual Fee will shall be commensurately reduced as reasonably agreed by the Parties to reflect the reduction in the scope of Services and the cost to Service Provider of such Services, and Service Provider shall no longer be responsible for providing such Services.

(d)                                 If the Company requests additional services not listed on the Services Attachment (other than travel) and Service Provider agrees, in its sole discretion, to perform such services, then Service Provider shall be obligated to perform such services as mutually agreed by the Parties in writing in an amendment to this Agreement that attaches an amended Services Attachment to this Agreement (such Services, the “Additional Services”).  If the Company requests travel or other on-site performance of the Services (other than at the locations specified in Section 2(b) above), then Company shall pay for Service Provider’s travel expenses and reasonable and documented costs related thereto in addition to any fees set forth on the Services Attachment.

(e)                                  Service Provider shall not be required to provide any Service to the extent the performance of such Service would require Service Provider to violate any applicable Law.  In the event that the provision of any Service (i) becomes impracticable in any material respect as a result of events or circumstances outside the reasonable control of Service Provider, or (ii) would result in the breach by Service Provider of any Contract in any material respect existing on the Effective Date, then Service Provider agrees to (i) promptly notify the Company in writing upon learning of such events or circumstances and (ii) use its commercially reasonable efforts to make alternative arrangements to provide the Services; provided, however, that if the cost of performing the Services is greater than that provided in Attachment A, Service Provider will obtain the Company’s consent, which shall not be unreasonably withheld, before incurring such additional costs. The Company shall reimburse Service Provider for such approved, reasonable, and documented costs of performance of Services under this Section 2(e).

(f)                                   Subject to Section 2(g), the Company shall be responsible for procuring its own licenses (including any incremental licenses) for platforms and Services during the Term; provided, however, that Service Provider shall cooperate and provide support to the Company in procuring such licenses.

(g)                                  From and after the Effective Date until December 31, 2020, Service Provider (or its Affiliate), as specifically requested by the Company, shall use its commercially reasonable efforts to (i) obtain the consents and transfer (at Service Provider’s sole expense) or, if Company requests, to assist Company in obtaining, the permits and licenses that are set forth on Schedule 2(g), to Company (or Company’s applicable Affiliate), and (ii) transfer to Company

(or Company’s applicable Affiliate) or the relevant permitting agency, the credits that are set forth on Schedule 2(g). Service Provider shall notify Company promptly after the successful transfer of any permit, license or credit pursuant to this Section 2(g). Service Provider acknowledges that it may hold certain permits and licenses, other than those set forth on Schedule 2(g), that may be useful to the operation of the business of Company and Service Provider agrees to use its commercially reasonable efforts to allow Company to use such permits and licenses during the term of this Agreement, at Company’s sole expense.

(h)                                 To the extent that the Company receives NERC transition services, the Company shall register with NERC as the Generation Owner and Operator and maintain its own compliance program which may designate the Service Provider as its agent.

(i)                                     From and after the Effective Date until December 31, 2020, Service Provider and its subsidiaries will reasonably cooperate with the Company and its subsidiaries and their respective agents and representatives in connection with any legal or regulatory proceeding, action, investigation, claim or demand by a third party (including any Governmental Authority) in connection with or arising from the business, operations, assets, properties or employees of the Company or any of its subsidiaries prior to the Effective Date, including by making available the personnel of Service Provider and its subsidiaries, participating in meetings, and providing such testimony and access to its and their books and records as is reasonably requested in connection with such proceeding, action, investigation, claim or demand; provided, however, that (i) such cooperation and support shall not interfere with the ordinary business operations of Service Provider and (ii) the Company shall (A) reimburse Service Provider for any reasonable out-of-pocket expenses and (B) provide reasonable reimbursement to Service Provider with respect to any time spent by the relevant personnel of Service Provider and its subsidiaries, in each case incurred with respect to the provision of such cooperation and support.

(j)                                    To ensure compliance with the Sarbanes-Oxley Act, Service Provider will have control owners and operators certify their compliance with controls quarterly according to current practices, and make these records, or a summary, available to the Company and the Company auditors.

(k)                                 Each Party shall use reasonable efforts to maintain system access and other information management controls which are focused on complying with FERC, NERC and other regulatory guidelines that limit the sharing of information between regulated and non-regulated assets.

3.                                      Term of Agreement.  The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue in full force and effect until the earlier to occur of (a) June 30, 2019 and (b) the date that all Services are terminated by the Company; provided, however, that the Company may extend the Term on a month-by-month basis until no later than March 31, 2020 for a fixed monthly fee of One Hundred Thirteen Thousand Seven Hundred Fifty Dollars ($113,750) provided that the Company delivers written notice to Service Provider of its intent to extend the Term of this Agreement by no later than April 30, 2019.

4.                                      Termination of this Agreement by the Company.  The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination to Service Provider if:

(a)                                 Service Provider defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Company and such default continues for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30)-day period;

(b)                                 Service Provider engages in fraud, misappropriation of funds or embezzlement against the Company;

(c)                                  Service Provider is grossly negligent in the performance of its obligations under this Agreement, and such gross negligence results in material harm to the Company; or

(d)                                 Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency.  In addition, the Company may terminate any Service, in whole or in part upon thirty (30) days’ prior written notice to Service Provider, with such termination effective on the first day of the month commencing after such thirty (30)-day period.  In the case of any partial termination of a Service, the Annual Fee for such Service shall be commensurately reduced as reasonably agreed by the Parties.  The Company shall remain liable for the payment of all costs and fees hereunder for such Service performed by Service Provider prior to the date of termination of such Service.

5.                                      Termination of this Agreement by Service Provider.

(a)                                 Service Provider may terminate this Agreement effective upon 90 days’ prior written notice of termination to the Company if:

(i)                                     the Company defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to Service Provider and such default continues for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30)-day period; or

(ii)                                  the Company makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency.

(b)                                 If the Company is in default for a breach of its payment obligations hereunder and such default continues for a period of ten (10) Business Days after written notice thereof specifying such default and requesting that the same be remedied in such ten (10) Business Day period, Service Provider may either (i) terminate this Agreement, effective immediately upon written notice of termination to the Company, or (ii) immediately suspend the performance of any and all Services until such breach is cured.

6.                                      Payment.  In consideration for Service Provider’s provision of the Services or Additional Services, the Company shall pay Service Provider as set forth on the Services Attachment (the “Annual Fee”); provided, that in the event Company adds a Service pursuant to Section 2(d) or terminates a Service pursuant to Section 2(c) or Section 4, the Annual Fee will be adjusted by the corresponding amount for such Service as listed on the Services Attachment (or (a) in the case of Additional Services not listed on the Services Attachment, an amount mutually agreed by the Parties and (b) in the case of a partial termination of Services, the commensurate reduction in the Annual Fee agreed to pursuant to Section 2(c) or Section 4).  To the extent Service Provider incurs third party expenses on behalf of the Company in performing the Services or Additional Services, the Company shall reimburse Service Provider for such reasonable and documented third party expenses (“Reimbursable Costs”). Service Provider will invoice the Company in installments on a monthly basis for such Services, Additional Services or Reimbursable Costs, and such invoice will be due and payable thirty (30) days after receipt by the Company.  Service Provider’s invoices shall contain reasonably sufficient information to determine the accuracy of any costs, fees and expenses.  The Company shall notify Service Provider within fifteen (15) days after receipt of any invoice of the amount of any costs, fees or expenses for Services, Additional Services or Reimbursable Costs that the Company disputes in good faith, which the Parties shall negotiate in good faith to resolve; provided, however, that the Company shall pay all undisputed amounts by the due date required on such invoice.  If (a) this Agreement is terminated or (b) any Services are terminated in whole or in part, in either case pursuant to Sections 3, 4 or 5 of this Agreement, the Company shall remain liable for the payment of all costs and fees hereunder for all Services performed by Service Provider prior to the date of termination of all or part of such Service.

7.                                      Representations and Warranties of Service Provider.  Service Provider hereby represents and warrants to the Company that:

(a)                                 it is validly organized and existing under the laws of the State of Delaware;

(b)                                 it holds, and shall hold, such consents, licenses, approvals, registrations, permits or other authorizations granted by any governmental authority (each, a “Permit”) as are necessary to perform its obligations hereunder and is not aware of, and shall inform the Company promptly upon knowledge of, any pending or threatened cancellation of such Permits;

(c)                                  it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)                                 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e)                                  the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its certificate of incorporation or bylaws, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Provider;

(f)                                   no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(g)                                  this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to Service Provider that:

(a)                                 it is validly organized and existing under the laws of the State of Delaware;

(b)                                 it holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of, and shall inform the Service Provider of, any pending or threatened cancellation of such Permits;

(c)                                  it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(d)                                 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e)                                  the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its certificate of incorporation or bylaws, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company as a whole;

(f)                                   no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(g)                                  this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.                                      Independent Contractor Status.  The Parties acknowledge and agree that Service Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.  Service Provider shall have full authority to select the means, methods and manner of performing the Services, provided such Services are consistent with the terms of this Agreement.  Without limiting Service Provider’s authority to select the means, methods and manner of performing the Services, the Company shall be entitled to specify the nature of such Services.  No agent, employee or servant of Service Provider shall be or shall be deemed to be the employee, agent or servant of any NYLD Entity and nothing in this Agreement shall be construed to make any NYLD Entity an employer, directly or indirectly, of Service Provider’s employees under any applicable Law or otherwise.  None of the benefits provided by the Company to its respective employees, including compensation insurance and unemployment insurance, shall be available to the employees, agents or servants of Service Provider.  Service Provider will be solely and entirely responsible for its acts and the acts of Service Provider’s agents, employees, servants, contractors and subcontractors during the performance of the Agreement.  Service Provider shall be solely and entirely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to Service Provider’s agents, employees, servants, contractors and subcontractors. The Company acknowledges and agrees that the personnel of Service Provider providing such Services has, and shall have, no responsibilities with respect to the business of Service Provider and its Affiliates other than the performance of the Services, provided that Service Provider shall still provide the Services in accordance with the standards in Section 2(b).

10.                               Standard of Performance.  Service Provider shall perform the Services or Additional Services in a timely manner and in accordance with Prudent Industry Practices.  “Prudent Industry Practices” shall mean those practices, methods, standards and acts that at a particular time in the exercise of good judgment and in light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result in a manner consistent with applicable Law, applicable Permits, equipment manufacturers’ recommendations, reliability, safety and expedition.

11.                               Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH HEREIN (INCLUDING SECTION 7), SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES PROVIDED BY IT HEREUNDER.

12.                               Indemnification.

(a)                                 Service Provider shall indemnify, defend and hold harmless the Company, any of its Affiliates, and any directors, officers, agents, members, partners, shareholders, employees and other representatives of each of the foregoing from and against any claims, liabilities, losses, damages including cover damages (but expressly excluding consequential and punitive damages, except to the extent awarded in a final judgment in respect of a third party claim), costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any claims resulting from Service Provider’s breach of its obligations under this Agreement.

(b)                                 Service Provider’s total liability to the Company under this Agreement will be equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the “Liability Cap”); provided, that the Liability Cap will not apply to Liabilities of the Service Provider resulting from the Service Provider’s fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(c)                                  In no event shall any Party be entitled to duplicate compensation with respect to Liabilities under more than one provision of this Agreement.

(d)                                 The indemnification procedures applicable to this Agreement shall be the indemnification procedures set forth in Sections 13.05 through and including Section 13.07 of the Purchase Agreement applied mutatis mutandis to this Agreement.

13.                               Systems Security.

(a)                                 If any Party or its personnel will be given access to another Party’s computer systems or software (“Systems”) in connection with the performance of the Services, the accessing Party or its personnel, as the case may be, shall comply with applicable Law and all of such other Party’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party.  Each Party shall provide to the other its respective Security Regulations in writing prior to permitting the other Party to access its Systems.

(b)                                 Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein.

(c)                                  If, at any time, any Party determines that the other Party or its personnel has sought to circumvent, or has circumvented, applicable Law or its Security Regulations or that any unauthorized personnel of such other Party has accessed its Systems, such Party shall immediately terminate any such personnel’s access to the other Party’s Systems and immediately notify the other Party.

(d)                                 Each Party and its personnel shall access and use only those Systems, and only such data and information with such Systems, to which it has been granted the right to access and use.  Any Party shall have the right to deny the personnel of another Party access to such Party’s Systems, after prior written notice, in the event such Party reasonably believes that such personnel pose a security concern.

14.                               Privacy.  Notwithstanding anything herein to the contrary, with respect to personally identifiable information owned or controlled by the Parties and shared under this Agreement, the Parties shall at all times comply with applicable Law, including with respect to using, accessing, storing, handling, processing, transmitting and disposing of such information.

15.                               Confidentiality.  No Party shall, and each Party shall cause other Persons under its control (including Affiliates and representatives) that are providing or receiving Services or that otherwise have access to information of another Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except to the extent reasonably necessary in order for such Party to perform its obligations under this Agreement, any Confidential Information of such other Party that after the Closing is provided or that becomes known or available pursuant to or as a result of the carrying out of the provisions of this Agreement; provided, however, that each Party may disclose (subject to applicable Law) Confidential Information of another Party to its personnel and such other third parties who (a) require such information in order to perform their duties in connection with this Agreement and (b) have agreed to use and maintain the confidentiality of such information consistent with the terms hereof.

16.                               Access to Facilities.  In connection with the performance of the Services, the Company shall permit Service Provider and its agents, servants and employees full right of ingress and egress to facilities owned or operated by any applicable NYLD Entity during regular business hours, subject only to the usual and customary safety and security restrictions developed, observed and enforced in the ordinary course at such facilities and business need.

17.                               Audit Rights.  The Company shall have the right, at reasonable times and on reasonable notice, to audit the books and records of Service Provider to the extent related to the Services to ensure compliance with this Agreement.  Such audits may be performed by the employees, independent accounting firms, and other designated representatives of the Company (including internal auditing personnel) at its sole cost and expense.  Service Provider shall cooperate with the Company’s representatives to accomplish the audit as expeditiously as possible and the Company shall conduct its audit in a manner which shall result in a minimum of interference with Service Provider’s business and providing of Services hereunder.

18.                               [Reserved]

19.                               Survival.  If this Agreement is terminated, all obligations of the Parties under this Agreement shall terminate, except for Sections 2.2(g), 2.2(i), 11, 12, 14, 15, 17, 21, 22, 25, 26, 27, 29, 32, 33 and 34.

20.                               Compliance with Laws.  Service Provider and its employees, and any contractors, subcontractors, and other agents engaged by Service Provider to provide the Services, shall comply with all applicable Laws and all written policies of each Company provided to Service Provider in writing in performing the Services or any related work or other services.

21.          Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) sent by a recognized prepaid overnight courier service (which provides a receipt), (c) three business days after it is mailed to the recipient by first class mail, return receipt requested, at the addresses specified below, or (d) sent by electronic transmission (including e-mail with return receipt requested), to such Party at the addresses specified below. Any Party may change such Party’s address for receipt of notice by giving prior written notice of the change to the sending Party as provided herein.  Notices and other communications will be addressed as follows:

If to Service Provider:

NRG Energy, Inc.
Attn:  Donna Benefield
804 Carnegie Center Drive
Princeton, NJ 08540
Email:  donna.benefield@nrg.com

With a copy (which shall not constitute notice) to:

NRG Energy, Inc.
Attn:  General Counsel
804 Carnegie Center Drive
Princeton, NJ 08540

Facsimile:  (609) 524-4501
Email:  ogc@nrg.com

If to the Company:

NRG Yield, Inc.

300 Carnegie Center, Suite 300

Princeton, New Jersey 08540

Attn: General Counsel

E-mail: ogc@nrgyield.com

With a copy (which shall not constitute notice) to:

Crowell & Moring LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2595

Attn: Patrick W. Lynch

E-mail: plynch@crowell.com

Fax: (202) 628-5116

Such notices, requests, demands, and other communications shall be effective (x) if given by personal delivery or courier pursuant to this Section 21, upon physical receipt or rejection, or (y) if given by electronic transmission, as of the date of confirmed delivery if delivered before 5:00 p.m. at the place of receipt on any Business Day, or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. at the place of receipt on any Business Day or during any non-Business Day at the place of receipt

22.          Entire Agreement.  This Agreement, including the Services Attachment, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

23.          Assignability.  This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that (a) subcontractors of Service Provider or Affiliates of Service Provider may provide Services hereunder without any such consent (it being understood that any delegation of the obligation to provide Services to a subcontractor shall not relieve Service Provider of its obligations hereunder), and (b) in the case of assignment by any Person that is the assignors’ successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Person is bound under this Agreement.  Any purported assignment of this Agreement in violation of this Section 23 shall be null and void.

24.          Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

25.          Severability.  If any provision of this Agreement shall be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting another provision that is valid, legal and enforceable and that achieves the same objective and preserves the economic and legal substance of the transactions contemplated in this Agreement with respect to any Party

26.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

27.          Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF

CHANCERY OR, TO THE EXTENT SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING TO ENFORCE THE ALTERNATIVE DISPUTE RESOLUTION PROVISION IN SECTION 33.  THE DECISION IN ANY ALTERNATIVE DISPUTE RESOLUTION SHALL BE FINAL AND BINDING AND MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.  IF ANY PARTY FAILS TO APPEAR AT ANY PROPERLY NOTICED ALTERNATIVE DISPUTE RESOLUTION PROCEEDING, AN AWARD MAY BE ENTERED AGAINST THAT PARTY IN A COURT HAVING JURISDICTION THEREOF.

28.          [Reserved].

29.          WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

30.          Further Assurances.  From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

31.          Counterparts.  This instrument may be executed in any number of counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  This instrument may be validly executed and delivered by pdf or other electronic transmission.

32.          No Joint Venture or Partnership; Construction.  This Agreement shall not be deemed to create a joint venture or partnership among the Parties.  No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

33.          Alternative Dispute Resolution. Any dispute or disagreement of any kind or nature between the Parties arising out of or in connection with this Agreement shall be resolved in accordance with the Alternative Dispute Resolution (“ADR”) provisions set forth in Attachment B.

34.          Interpretation.

(a)           In this Agreement, unless the context otherwise requires:

(b)           words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

(c)           the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(d)           references to any Person include such Person’s successors and permitted assigns;

(e)           any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

(f)            any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

(g)           where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated;

(h)           in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

(i)            except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

SERVICE PROVIDER:

NRG ENERGY, INC.

By:	/s/ Gaetan Frotte
Name: Gaetan Frotte
Title: Senior Vice President & Treasurer

COMPANY:

NRG YIELD, INC.

By:	/s/ Chad Plotkin
Name: Chad Plotkin
Title: Senior Vice President & CFO

[Signature Page to Yield Transition Services Agreement]